Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT OF

BISON MERGER SUB I, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this Agreement), is entered as of December 10, 2017, by Unimin Corporation, a Delaware corporation (the Member), and Bison Merger Sub I, LLC, a Delaware limited liability company (the Company).

1.	NAME AND PLACE OF BUSINESS

The name of the Company is “Bison Merger Sub I, LLC.” Its registered office is c/o the Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and its registered agent is The Corporation Service Company. Its principal place of business shall be located at such place or places as the Member may determine from time to time. The Member hereby acknowledges, approves and ratifies the filing with the Secretary of State of the State of Delaware the Certificate of Formation of the Company (the Certificate) pursuant to the Act (as defined below) on December 7, 2017.

2.	DEFINITIONS AND RULES OF CONSTRUCTION

Definitions

2.1    As used herein, the following terms shall have the following meanings:

Act means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 through §18-1107, as amended and in effect from time to time.

Affiliate shall mean, in relation to any Person, any other Person controlled, directly or indirectly, by such first Person, any other Person that controls, directly or indirectly, such first Person or any other Person directly or indirectly under common control with such first Person. For this purpose, control of any entity shall mean ownership of a majority of the voting power of the entity.

Agreement has the meaning set forth in the preamble.

Certificate has the meaning set forth in Section 1.

Company has the meaning set forth in the preamble.

Event of Withdrawal has the meaning set forth in Section 12.2(a).

Fiscal Year has the meaning set forth in Section 8.2.

Interest means the Member’s share of the profits and losses of the Company and its right to receive distributions of the Company’s assets; the Interest shall be divided into 100 authorized Units, all of which shall be issued to the Member in accordance with Section 4 hereof.

Liquidator has the meaning set forth in Section 12.2(b).

Member has the meaning set forth in the preamble.

Person means any individual, corporation, limited or general partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental agency or regulatory authority.

Units has the meaning set forth in the definition of Interest.

Rules of Construction

2.2	As used in this Agreement:

(a)	the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any applicable restrictions on such amendments, supplements or modifications);

(f)	any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)	all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(i)	the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

3.	BUSINESS, PURPOSE, AND TERM OF THE COMPANY

Character of the Business

3.1    The purpose of the Company shall be to engage in any lawful business, purpose or activity permitted by the Act, as directed from time to time by the Member.

Term of the Company

3.2    The term of the Company shall commence on the date the Certificate is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue in perpetual existence unless and until dissolved and terminated pursuant to this Agreement.

Other Qualifications

3.3    The Company shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit the Company to do business in any such jurisdiction as is selected by the Company and to promote the limitation of liability for the Member in any such jurisdiction.

4.	CAPITAL CONTRIBUTION; SUBSCRIPTION

Capital Contribution

4.1	The Member hereby makes a contribution to the capital of the Company in an amount equal to $1 in exchange for issuance to it of the Units described in Section 4.2, the receipt of which is hereby acknowledged by the Company as of the date hereof. The Member is under no obligation to make additional contributions to the Company but may make such additional contributions of cash or property from time to time to the Company as the Member may from time to time determine in its sole discretion.

Subscription

4.2

In consideration of the capital contribution made pursuant to Section 4.1, the Member hereby subscribes for and accepts 100 Units, constituting all of the Company’s authorized “limited liability company interests” (as defined in the Act), and the Company hereby accepts such subscription. The Company hereby confirms that 100 Units issued to the Member are duly and validly issued limited liability company interests, and are issued to the Member free and clear of liens or other encumbrances, with the Member hereby receiving good and valid title thereto. The Member confirms to the Company that it understands that the 100 Units issued to it (a) have not been registered or qualified under any US federal or State securities laws, and are being issued to the Member pursuant to an exemption from such registration and qualification requirements; (b) are being acquired for the Member’s own account for investment, and not with a view to the unlawful resale or distribution thereof; and (c) are characterized as “restricted securities” under the United States federal securities laws (and the Member is familiar with the resale limitations imposed thereby).

5.	DISTRIBUTIONS

5.1    Cash of the Company which is not required, in the judgment of the Member, to meet obligations of the Company, nor reasonably necessary for future Company operations, shall be distributed to the Member in such amounts and at such times as determined by the Member.

6.	MANAGEMENT OF THE COMPANY

Management by the Member

6.1    The Member shall be solely and exclusively responsible for the management of the Company, and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of the Company and to transact business on its behalf or to sign for it or on its behalf or otherwise to bind the Company.

Officers and Administrators

6.2    The Member may, from time to time, designate one or more officers with such titles as may be determined by the Member to act in the name of the Company with such authority as may be delegated to such officer(s) by the Member. Each officer shall act pursuant to its delegated authority until such officer is removed by the Member, and the Member may remove any officer of the Company with or without cause. Any action taken by an officer designated by the Member that is within the authority delegated by the Member to such officer shall constitute the act of and serve to bind the Company.

7.	LIABILITY OF MEMBER

Except as otherwise expressly provided in the Act, the expenses, debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company. Except as otherwise expressly provided in the Act, the liability of the Member for capital contributions shall be limited to the amount of capital contributions required to be made by the Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

8.	ACCOUNTING AND FISCAL MATTERS

Books and Records

8.1    The Member shall keep, or shall cause to be kept, full, accurate, complete, and proper books and records of all of the operations of the Company.

Fiscal Year

8.2    The fiscal year of the Company for financial and, to the extent applicable, tax purposes (the Fiscal Year) shall be the calendar year; provided that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

9.	TAX MATTERS

Tax Characterization of the Company;

9.1    The Member intends that for U.S. federal (and, to the extent permitted by law, state and local) income tax purposes, while the Member is the sole owner of the Interests, the Company shall be disregarded as an entity separate from the Member.

Tax Reporting

9.2    The Company shall prepare and timely file all tax returns and reports required to be filed by it.

10.	SUBSTITUTE MEMBERS

10.1    The Member may sell, assign, give, hypothecate, pledge, transfer, bequeath, or otherwise dispose of any or all the Units issued to it, in whole or in part, voluntarily, involuntarily, by operation of law, or otherwise, to any other Person.

10.2    If, at any time it is proposed that the Company have two or more members (whether by transfer of some but not all of the Units of the Member or otherwise), the Member, the Company, and such other Persons contemplated to be members of the Company, shall, in connection with such transactions (and as a condition to the effectiveness thereof), enter into an amendment to this Agreement as may be necessary to reflect their agreement as members of a multi-member Delaware limited liability company, including amendments concerning the allocation of the Company’s profits and losses, management and governance rights, transfer restrictions and other appropriate matters.

11.	EXCULPATION AND INDEMNIFICATION

(a)	The Member shall not be liable to the Company for any losses, claims, damages or liabilities arising from, relating to, or in connection with, this Agreement or the business or affairs of the Company, except as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence, willful misconduct or from the failure by the Member to make a capital contribution required to be made by it pursuant to the terms hereof.

(b)

The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Member against any losses, claims, damages or liabilities (including legal fees and expenses and enforcement expenses) to which the

Member may become subject in connection with any matter arising from, relating to, or in connection with, this Agreement or the business or affairs of the Company, except for any such losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence, willful misconduct or from the failure by the Member to make a capital contribution required to be made by it pursuant to the terms hereof. If the Member becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from, relating to, or in connection with this Agreement or the business or affairs of the Company, whether or not pending or threatened and whether or not the Member is a party thereto, the Company will periodically reimburse (or make an advancement to) the Member for its actual legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith upon submission by the Member of paid receipts or other evidence of such expenses satisfactory to the Company; provided that the Member shall promptly repay to the Company the amount of any such reimbursed expenses paid to it to the extent that it shall ultimately be determined that the Member is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the gross negligence or willful misconduct of the Member’s failure to make a required capital contribution) the foregoing indemnification is unavailable to the Member, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Member as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Member on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(c)	Notwithstanding anything else contained in this Agreement, the reimbursement, advancement, indemnity and contribution obligations of the Company under this Section 11 shall (i) be in addition to any liability that the Company may otherwise have, (ii) extend upon the same terms and conditions to the directors, officers, trustees, committee members, employees, stockholders, members, partners, agents and representatives of the Member and of each Affiliate of the Member, (iii) be binding upon and inure to the benefit of any successors or assigns permitted under this Agreement, heirs and personal representatives of the Member, and (iv) be limited to the assets of the Company.

(d)	The foregoing provisions of this Section 11 shall survive any termination of this Agreement.

12.	DISSOLUTION

Withdrawal

12.1	The Member may withdraw from the Company at any time.

Dissolution of the Company

12.2	(a) The Company shall be dissolved, wound up and terminated as provided herein upon the (i) withdrawal, resignation or bankruptcy of the Member, (ii) the termination of the legal existence of the Member or the occurrence of any other event which terminates the continued membership of the Member or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (an Event of Withdrawal).

(b)	In the event of the dissolution of the Company for any reason, the Member or its successors or assigns (the Liquidator) shall commence to wind up the affairs of the Company and to liquidate the Company assets.

(c)	The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that it would have with respect to the assets and liabilities of the Company during the term of the Company.

(d)	Notwithstanding the foregoing, a Liquidator which is not the Member shall not be deemed the Member in the Company and shall not have any of the economic interests in the Company of the Member.

13.	AMENDMENT OF AGREEMENT

Amendments to this Agreement may be made only pursuant to an instrument signed by the Member and the Company.

14.	MISCELLANEOUS

Nature of Interest of Members

14.1    The Interest of the Member in the Company is personal property.

Applicable Law

14.2    Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement (including the rights and obligations of the Member and any claims and disputes relating thereto), shall be governed by, the law of the State of Delaware.

Successors in Interest

14.3    Each and all of the covenants, agreements, terms, and provisions of this Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its heirs, executors, administrators, personal representatives, successors and assigns.

Severability

14.4    Any provision of this Agreement which is invalid, illegal, or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without in any way affecting the validity, legality, or enforceability of the remaining provisions hereof, and any such invalidity, illegality, or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality, or enforceability of such provisions in any other jurisdiction.

Rights and Remedies Cumulative

14.5    The rights and remedies provided by this Agreement are given in addition to any other rights and remedies the Member may have by law, statute, ordinance or otherwise. All such rights and remedies are intended to be cumulative.

Counterparts, etc.

14.6    This Agreement may be executed by handwritten signature or by S-signature, and may be so executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument and agreement. Copies of all or part of this Agreement, including signatures thereto, which are transmitted by facsimile or electronic mail, shall be presumed valid; and facsimile, electronic or PDF transmitted signature shall be deemed to have the full force and effect of the original ink signatures.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

Member: Unimin Corporation

By:
Name:	Andrew Eich
Title:	SVP

Company: Bison Merger Sub I, LLC By: Unimin Corporation, its sole member

By:
Name:	Andrew Eich
Title:	SVP